               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                         FORM 8-K


                    CURRENT REPORT
          Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):
                     April 26, 1999


                            GHS, INC.
     (Exact name of registrant as specified in its charter)



     Delaware             0-15586                52-1373960
    (State or other      (Commission           (I.R.S.Employer
     jurisdiction)       File Number)         Identification No.)


2400 Research Blvd., Suite 325, Rockville, Maryland    20850
(Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code (301) 208-8998


                        N/A
(Former name and former address, if changed since last report)





                        Page 1 of 6 Pages
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Item 5. Other Events

          On April 26, 1999, GHS, Inc. ("GHS") announced an
Internet initiative that includes plans for an online network to focus on personal and professional improvement, as described in the press release filed as an exhibit hereto and incorporated by reference herein.



Item 7.   Financial Statements and Exhibits.

(c)       Exhibits

Ex. No.     Description

99(a)     Press Release issued April 26, 1999.
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     SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     GHS, INC.



     By:   /s/ Alan Gold
          ---------------------
     Name:     Alan Gold
     Title:    President


Dated:  April 27, 1997


257287
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<Ex. 99>


FOR IMMEDIATE RELEASE         Contact:  Alan Gold
                                        (301) 208-8998

           GHS, Inc. Announces Internet Initiative
   Sites to Focus on Self-improvement, Motivation & Education

Rockville, MD (April 26, 1999) -- GHS, Inc. today announced an
Internet initiative that includes plans for an online network to focus on personal and professional improvement.

GHS has an agreement in principle with Anthony J. Robbins and his operating company, Robbins Research International Inc., that would make GHS the exclusive online source for Robbins' training, courses, content and publications. Tony Robbins is internationally recognized as the world leader in peak performance results coaching. He is an international best selling author of five books and his Personal Power audio program is the number-one personal and professional coaching system of all time with more than 30 million tapes being used to transform lives worldwide.

In addition, GHS has signed a letter of intent with The Learning Annex, through which GHS expects to have the exclusive online access to educational content and materials covering a wide range of topics. As part of this letter of intent, GHS would acquire Brainfuel.com, the online arm of The Learning Annex and have the option to purchase the company's traditional offline business in the future.

GHS is currently negotiating other arrangements with several leading experts and developers of self-improvement and personal productivity products to position the network as the leading self-improvement and training center on the Internet.

This new Internet initiative would be separate in all respects from GHS's existing business, U. S. NeuroSurgical, Inc., which owns and operates Gamma Knife surgery centers in New York and Kansas City.
As soon as possible after the closing, GHS plans to spin- off
U.S. NeuroSurgical, Inc. to the holders of GHS common stock who are holders of record immediately prior to the closing of the above transactions.
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GHS intends to enter into marketing and license agreements with various entities to distribute its content on the Internet and, in connection with the above described transactions, expects to issue initially
(after the record date for the spin-off) capital stock which will represent approximately 80% of the total outstanding after giving effect to such issuances.

The transactions described above are subject to a number of conditions, including the execution of definitive documentation, required regulatory and third party consents and approvals and the obtaining of additional capital to fund the initial development of the business. There can be no assurance that such conditions will be satisfied and, therefore, that all or any of the above transactions will be consummated.

GHS, Inc. is a public company whose current operating subsidiary, U.S. NeuroSurgical, owns and operates stereotactic radiosurgery centers utilizing the Leksell Gamma Knife.

Tony Robbins and his operating company, Robbins Research International, Inc., are acknowledged authorities in the personal and professional improvement industry, conducting training and coaching programs worldwide. Their dynamic contributions create positive transformations for individuals and organizations globally.

The Learning Annex is America's leading alternative adult education organization. It presents highly acclaimed speakers offering practical seminars aimed at transforming the professional, emotional, physical and creative lives of participants. Its classes are on the cutting edge of new business, social, scientific and spiritual trends in America.

                         _ _ _

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from the projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated
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with the ability to consummate the transactions set forth above, management of growth, and competition, as well as operating risks. Certain other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.